                                               RULE NO. 424(b)(4)
                                               REGISTRATION NO. 333-47707



                               7,704,577 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                               ----------------
  Of the 7,704,577 shares of Class A Common Stock offered, 6,164,577 shares are being offered hereby in the United States and 1,540,000 shares are being offered in a concurrent international offering outside the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting". As of April 3, 1998 each share of Class A Common Stock, including the shares offered hereby, will have associated with it one right to purchase, under the Company's Rights Agreement, one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at a stipulated price in certain circumstances relating to changes in ownership of the Company.

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares. In addition, the Company will repurchase from the Selling Stockholders 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options referred to below, at a price per share described herein. See "Certain Transactions and Relationships".

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on March 18, 1998 was $45.00 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................     $45.00        $1.62           $43.38
Total(3)........................  $346,705,965  $12,481,415     $334,224,550

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(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $55,000 and $900,000 are payable by the Company and the Selling Stockholders, respectively, in connection with the offerings.
(3) The Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 616,458 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 154,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be $381,376,575, $13,729,557 and $367,647,018, respectively. See "Underwriting".
                               ----------------
  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about March 24, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
            LEHMAN BROTHERS
                          MERRILL LYNCH & CO.
                                        MORGAN STANLEY DEAN WITTER
                                                           SALOMON SMITH BARNEY

                               ----------------

                The date of this Prospectus is March 18, 1998.

                  [COLOR PHOTOS OF SELECTED LEXMARK PRODUCTS]

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended ( the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov. which contains reports and other information regarding registrants that file electronically with the Commission. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York, 10005, on which the Class A Common Stock is listed.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
  1.The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
  2. The description of the Common Stock (as defined herein) of the Company, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 27, 1995, including any amendments or reports filed for the purpose of updating such description.
  3. The description of certain preferred stock purchase rights that have attached to the Common Stock (as defined herein), which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 27, 1998, including any amendments or reports filed for the purpose of updating such description.
  4. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings of the Shares.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Office of the Secretary, telephone (606) 232-2700.

                               ----------------

  Any statement contained in a document or a portion thereof which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  Lexmark International Group, Inc. ("LIG") is a Delaware corporation that has as its only significant asset all the outstanding common stock of Lexmark International, Inc., a Delaware corporation ("Lexmark International"). Hereinafter, "the Company" and "Lexmark" will refer to LIG, or to LIG and Lexmark International, including its subsidiaries, as the context requires. Unless otherwise indicated, all information set forth in this Prospectus assumes no exercise of the over-allotment options to be granted to the Underwriters by the Selling Stockholders. References herein to the "Common Stock" refer to the Company's Class A Common Stock and its non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and to the "IPO" refer to the Company's initial public offering of Class A Common Stock on November 15, 1995.

                                  THE COMPANY

  Lexmark is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies for the office and home markets. Lexmark also sells dot matrix printers for printing single and multi-part forms by business users. In 1997, revenues from the sale of printers and associated printer supplies increased 10% from 1996 and accounted for 81% of total Company revenues of approximately $2.5 billion.

  The Company's installed base of printers supports a large and profitable printer supplies business. Because consumable supplies must be replaced on average one to three times a year, depending on type of printer and usage, demand for laser and inkjet print cartridges is increasing at a higher rate than their associated printer shipments. This is a relatively high margin, recurring business that management expects to contribute to the stability of Lexmark's earnings over time.

  In addition to its core printer business, Lexmark develops, manufactures and markets a broad line of other office imaging products which include supplies for International Business Machines Corporation ("IBM") branded printers, after-market supplies for original equipment manufacturer ("OEM") products, and typewriters and typewriter supplies that are sold under the IBM trademark. In 1997, revenues from the sale of other office imaging products decreased 7% from 1996, primarily as a result of lower typewriter sales and lower typewriter and impact printing supplies volume reflecting the continuing decline of these markets, and accounted for 19% of total Company revenues.

  Revenues derived from international sales, including exports from the United States, represent over half of the Company's revenues. Lexmark's products are sold in over 150 countries in North and South America, Europe, the Middle East, Africa, Asia, the Pacific Rim and the Caribbean. As of December 31, 1997, the Company had approximately 8,000 employees worldwide.

  The Company's principal executive offices are located at One Lexmark Centre Drive, Lexington, Kentucky 40550. Telephone: (606) 232-2000.

PRINTERS AND ASSOCIATED SUPPLIES

  Lexmark competes primarily in the markets for office desktop laser and color inkjet printers--two of the fastest growing printer categories. Sales of office desktop laser and color inkjet printers and their associated supplies together represented approximately 86% and 87% of Lexmark's total printer and associated supplies revenues in 1996 and 1997, respectively.

  The Company's critical technology and manufacturing capabilities have allowed Lexmark to effectively manage quality and to reduce its typical new product introduction cycle times, for example, in the case of laser printers from 24 months to approximately 12 to 16 months. Management believes its cycle times are among the fastest in the industry and that these capabilities have contributed to the Company's success over the last several years.

  LASER PRINTERS. Network laser printer growth is being driven by the office migration from large mainframe computers to local area networks that link various types of computers using a variety of protocols and operating systems. This shift has created strong demand for office desktop laser printers with network connectivity attributes. Laser printers that print at speeds of 11-30 pages per minute ("ppm") are referred to herein as "office desktop" or "network" printers, while lower-speed (1-10 ppm) laser printers and inkjet printers are referred to herein as "personal" printers. The Company's laser printers primarily compete in the office desktop segment, which the Company believes is one of the fastest growing segments of the laser printer market.

  Lexmark develops and owns most of the technology for its desktop laser printers and consumable supplies, which differentiates the Company from a number of its major competitors, including Hewlett-Packard Company ("HP") which purchases its laser engines from third parties. Lexmark's integration of research and development, manufacturing and marketing has enabled the Company to design laser printers with features desired by specific customer groups and has resulted in substantial market presence for Lexmark within certain industry segments such as banking, retail/pharmacy, automobile distribution and health care.

  INKJET PRINTERS. The color inkjet printer market, the fastest growing segment of the personal printer market, is expanding rapidly due to growth in personal computers at home and in business and the development of easy-to-use color inkjet technology with high quality color and black print capability at low prices. Based on data from industry analysts, management believes that the inkjet market grew from 4 million units in 1992 to 33 million units in 1997 and will continue to grow substantially as a result of the increase in the number of personal computers and as the inkjet market continues to shift from monochrome to color and as inkjet printers continue to replace low-speed laser printers. Lexmark introduced its first color inkjet printer using its own technology in 1994 and has experienced strong sales growth through retail outlets. The Company has increased its product distribution through retail outlets, with the number of such outlets worldwide rising from approximately 5,000 retail outlets in 1995 to more than 15,000 in 1996, and remaining relatively constant during 1997. The Company's ability to increase or maintain its presence in the retail marketplace with its branded products may be adversely affected as the Company becomes more successful in its sales and marketing efforts for OEM opportunities. The Company made substantial capital investments in its inkjet production capacity in 1995 and 1996 to address the growing demand for its color inkjet printers.

  SUPPLIES. The Company is currently the exclusive source for new print cartridges for the laser and inkjet printers it manufactures. Management expects that an increasing percentage of future Company earnings will come from its consumable supplies business due to the consumer's continual usage and replacement of cartridges. In 1996, the Company substantially expanded its inkjet cartridge manufacturing capacity in both North America and Europe.

  STRATEGY. Lexmark's laser printer strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. To promote Lexmark brand awareness and market penetration, Lexmark will continue to identify and focus on customer segments where Lexmark can differentiate itself by supplying laser printers with features that meet specific customer needs and represent the best total cost of printing solution. Management intends to continue to develop and market products with more functions and capabilities than comparably priced HP printers. The Company's inkjet printer strategy is to generate demand for the Lexmark color inkjet printer by offering high-quality products at competitive prices to retail, business and OEM customers. Management expects that the Company's associated printer supplies business will continue to grow as its installed base of laser and inkjet printers increases.

OTHER OFFICE IMAGING PRODUCTS

  The Company's other office imaging products category includes many mature products such as supplies for IBM printers, typewriters and typewriter supplies and other impact supplies that require little investment but provide a significant source of cash flow. The Company introduced its after-market laser cartridges in May 1995 for the large installed base of a range of laser printers sold by other manufacturers. Management believes that the potential for an after-market laser cartridge business is significant. The Company's strategy for other office imaging products is to pursue the after-market OEM laser supplies opportunity while at the same time managing its mature businesses for cash flow.

BACKGROUND

  LIG was formed in 1990 by Clayton, Dubilier & Rice, Inc., a private investment firm ("CD&R"), in connection with the acquisition (the "Acquisition") of IBM Information Products Corporation (renamed Lexmark International) from IBM. The Acquisition was completed in March 1991. Upon completion of the Offerings (as defined herein) and the Share Repurchase (as defined herein), it is currently expected that The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"), a private investment fund managed by CD&R, will no longer own any shares of Class A Common Stock.

  Since the Acquisition, Lexmark has made a successful transition from being a division within a large corporation to an independent company with its own line of Lexmark-branded products, its own sales and marketing relationships and more efficient development and manufacturing processes. Important achievements since the Acquisition include reducing cycle time for most new product announcements by 30% to 50% and achieving a position of technological leadership for laser printers while reducing debt from $940 million to $75 million as of December 31, 1997.

                                 THE OFFERINGS

  The offering of 6,164,577 shares of Class A Common Stock being offered in the United States (the "United States Offering") and the offering of 1,540,000 shares of Class A Common Stock being offered outside the United States (the "International Offering") are referred to herein collectively as the "Offerings". The closing of the International Offering is conditional upon the closing of the United States Offering, and vice versa.

Class A Common Stock offered by the Selling Stockholders....  7,704,577 shares
 U.S. Offering..............................................  6,164,577 shares
 International Offering.....................................  1,540,000 shares
Class A Common Stock to be outstanding after the
Offerings(1)................................................ 68,281,134 shares
NYSE Symbol.................................................               LXK

--------
(1) Based upon shares outstanding at February 28, 1998. Does not include 7,420,582 shares of Class A Common Stock issuable pursuant to options and does not give effect to the Share Repurchase.

  The Company will not receive any of the proceeds from the sale of Shares in the Offerings. See "Selling Stockholders".

  The Company has agreed to repurchase from the Selling Stockholders 2,000,000 shares of Class A Common Stock less any shares of Class A Common Stock sold pursuant to the over-allotment options, at a price per share equal to the lowest of $44.25 (the closing price of the Class A Common Stock on the NYSE on March 6, 1998) and the net proceeds per share to the Selling Stockholders (such repurchase, the "Share Repurchase"). The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. See "Certain Transactions and Relationships".
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Lexmark(TM) is a registered trademark of Lexmark International. HP(R) is a registered trademark of Hewlett-Packard Company. Apple(R) is a registered trademark of Apple Computer, Inc. Canon(R) is a registered trademark of Canon Kabushiki Kaisha. IBM(R) is a registered trademark of IBM. Xerox(R) is a registered trademark of Xerox Corporation.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors relating to the Company and the Offerings, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

COMPETITION

  The markets for printers and associated supplies are highly competitive, especially with respect to pricing and the introduction of new products and features. The office desktop laser printer market is dominated by HP, which has a widely recognized brand name and has been estimated to have an approximate 65% to 70% market share. Several other large manufacturers such as Canon, Inc. ("Canon"), Apple Computer, Inc. ("Apple"), Xerox Corporation ("Xerox") and IBM also compete in the laser printer market.

  The Company's strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. This strategy requires that the Company continue to develop and market new and innovative products at competitive prices. New product announcements by the Company's principal competitors, however, can have and in the past have had a material adverse effect on the Company's financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Knowledge in the marketplace about pending new product announcements by the Company's competitors may also have a material adverse effect on the Company inasmuch as purchasers of printers may defer purchasing decisions until the announcement and subsequent testing of such new products.

  In recent years, the Company and its principal competitors, all of which have significantly greater financial, marketing and technological resources than the Company, have regularly lowered prices on printers and are expected to continue to do so. The Company is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize the Company's ability to increase or maintain market share and build an installed base of Lexmark printers. The Company expects that, as it competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent challenges, both legal and commercial, from its competitors, including claims of possible intellectual property infringement.

  HP is also the market leader in the personal color inkjet printer market and, with Canon and Seiko Epson Corporation ("Epson"), has been estimated to account for approximately 80% to 90% of worldwide personal color inkjet printer sales. As with laser printers, if pricing pressures are not mitigated by cost and expense reductions, the Company's ability to maintain or build market share and its profitability could be adversely affected. In addition, as a relatively new entrant to the retail marketplace with a less widely recognized brand name, the Company must compete with HP, Canon and Epson for retail shelf space for its inkjet printers. The Company's ability to increase or maintain its presence in the retail marketplace with its branded products may be adversely affected as the Company becomes more successful in its sales and marketing efforts for OEM opportunities.

  Like certain of its competitors (including Xerox), the Company is a supplier of after-market laser cartridges for laser printers utilizing certain models of Canon engines. There is no assurance that the Company will be able to compete effectively for a share of the after-market cartridge business for its competitors' base of laser printers. The Company's participation in this market may have an adverse effect on the Company's relations with certain of its suppliers. Although Lexmark is currently the exclusive supplier of new print cartridges for its laser printers, there can be no assurance that other companies will not develop new compatible cartridges for Lexmark laser printers. In addition, refill and remanufactured alternatives for the Company's cartridges are available from independent suppliers and, although generally offering lower print quality, compete with the Company's supplies business. As the installed base of laser and inkjet printers grows and ages, the Company expects competitive refill and remanufacturing activity to increase.

CHANGING TECHNOLOGIES

  To compete effectively in the printer and associated supplies markets, the Company must continue to introduce new products and features that address the needs and preferences of its target markets. The printer market is characterized by short product development cycles that are driven by rapidly changing technology and consumer preferences as well as declining product prices. There can be no assurance that the Company will be able to continue to introduce new competitively priced products, that the market will be receptive to its new products or features or that its competitors will not introduce advancements ahead of Lexmark. Furthermore, there can be no assurance that the Company will have access to new competitive technology to permit it to introduce new products and features for its target markets. In addition, the Company must make strategic decisions from time to time as to which new technologies will produce products in market segments that will experience the greatest future growth. If the Company is not successful in continuing to introduce new products in the growing segments of the market, there could be a material adverse effect on the Company's business and financial results.

OTHER OFFICE IMAGING PRODUCTS

  The Company's traditional other office imaging products business includes consumable supplies for IBM and other OEM products, typewriters and typewriter supplies. This business accounted for 23%, 22% and 19% of the Company's revenues in 1995, 1996 and 1997, respectively. Although the Company is less dependent on revenue and profitability from its other office imaging products business than it has been historically and intends to focus on the growing portions of that market, such as the after-market laser cartridge supplies category, there is no assurance that the Company will be able to compete in the after-market supplies business effectively or that the declining market areas in its other office imaging products business will not adversely affect the Company's operating results.

KEY SUPPLIES AND SUPPLIERS

  The Company procures a wide variety of components for the manufacture of its products, some of which are sourced from preferred suppliers. The Company generally must place commitments for its projected component needs approximately three to six months in advance and occasionally faces capacity constraints when there has been more demand for its printers and associated supplies than initially projected. Certain finished products, certain print engines and certain components of the Company's products are only available from one supplier and should such products, print engines and components not be available, there can be no assurance that production of the Company's products would not be disrupted for significant periods of time or that certain of the Company's products would be available. Such a disruption could interfere with the Company's ability to manufacture and sell products and materially adversely affect the Company's financial results.

DEPENDENCE ON KEY PERSONNEL

  As is typical of technology based companies, the Company is dependent on certain key personnel, including senior members of its research and development staff. The future success of the Company's research and development efforts depends on its continuing ability to attract and retain highly qualified technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of such key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's business.

INTERNATIONAL OPERATIONS

  Revenues derived from international sales, including exports from the United States, represent over half of the Company's consolidated revenues, with European revenues accounting for about 69% of international revenues. While currency translation has significantly affected international revenues and cost of revenues, it did not have a material impact on operating income through 1997. Although the Company manages its net exposure to exchange rate fluctuations through operational hedges, such as pricing actions and product sourcing changes, and financial instruments, such as forward exchange contracts and currency options, there can be no assurances that currency fluctuations will not have a material impact on operating income in the future. As the Company's international operations continue to grow, more management effort will be required to focus on the operation and expansion of the Company's global business and to manage the cultural, language and legal differences inherent in international operations. In addition, the Company believes that international operations in new geographic markets will be less profitable than operations in U.S. and European markets as a result, in part, of the higher investment levels for marketing, selling and distribution required to enter these markets. Although the current economic conditions in some of the Asian markets may adversely affect the Company's growth in that region, management does not expect the impact will result in the Company's not being able to achieve its 1998 operating income growth objective.

INTELLECTUAL PROPERTY RIGHTS

  The Company's success depends in part on its ability to obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others.

  As is typical in technology industries, the Company receives notices from time to time by third parties claiming infringement of certain patent and/or other intellectual property rights of others. As the Company competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent legal challenges from its competitors, including claims of possible intellectual property infringement. If the Company were infringing the intellectual property rights of others and were unable to obtain licenses to use the protected technology, the Company could incur substantial costs to redesign its products or to defend against infringement actions. The Company's inability to obtain such licenses on favorable terms or a finding of infringement could have a material adverse effect on the Company.

  In addition, the Company also relies on trade secrets, technical know-how and other unpatented proprietary information relating to its product development and manufacturing activities which it seeks to protect, in part, through confidentiality agreements. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any such breach or that the Company's trade secrets and know-how will not otherwise become known or independently discovered by others. The Company could also incur significant expenses in enforcing its intellectual property rights against others.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  Part of the Company's business strategy is to expand its business through the acquisition of related businesses. There can be no assurance that suitable acquisitions can be accomplished on terms favorable to the Company. Further, there can be no assurance that the Company will be able to operate profitably any businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

  Although the Offerings will not constitute a "change of control", several of the patent cross-licenses that the Company considers to be material to its business, including those that permit the

Company to manufacture its current design of laser and inkjet printers and after-market laser cartridges for OEM printers, terminate as to future products upon certain "changes of control" of the Company. Similarly, a trademark license agreement and other agreements entered into by the Company with IBM permit IBM to terminate those agreements upon certain "changes of control" of the Company. Although the definition of "change of control" in the Company's cross-licenses and trademark license agreement vary from agreement to agreement, generally in order for a "change of control" to occur under such agreements either (a) more than 50% of the voting stock of the Company must be acquired by an unaffiliated party which, in some instances, must be engaged in the business of manufacturing or marketing printers or related products or (b) a third party must obtain the power to control or direct the affairs of the Company, either through the ownership of voting stock or otherwise, except that a change of control can be deemed to occur, in very limited circumstances, upon an acquisition of substantially less than 50% of the Company's voting shares. Such provisions could discourage potential acquirors from making a bid to acquire control of the Company. In addition, the Company's Rights Agreement may also have the effect of making an acquisition of the Company more difficult.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

  Since November 15, 1995, as part of the Company's IPO, the Class A Common Stock has been traded on the NYSE under the symbol "LXK". The following table sets forth the high and low reported sale prices for the Class A Common Stock as quoted by the NYSE for the periods indicated.

                                                               MARKET PRICE
                                                               ------------- ---
                                                                HIGH   LOW
                                                               ------ ------
1995
   Fourth Quarter (from November 15, 1995).................... $22.38 $15.50
1996
   First Quarter.............................................. $23.25 $16.00
   Second Quarter............................................. $23.13 $17.88
   Third Quarter.............................................. $20.88 $13.38
   Fourth Quarter............................................. $27.75 $18.88
1997
   First Quarter.............................................. $29.63 $22.00
   Second Quarter............................................. $30.50 $19.13
   Third Quarter.............................................. $36.31 $26.88
   Fourth Quarter............................................. $38.00 $29.56
1998
   First Quarter (through March 18, 1998)..................... $45.13 $35.00

  The last reported sale price for the Class A Common Stock by the NYSE on March 18, 1998 was $45.00 per share. As of December 31, 1997 the Company had approximately 67,539,935 shares of Class A Common Stock outstanding (excluding 6,438,114 shares held in treasury) and 410,537 shares of Class B Common Stock outstanding. As of December 31, 1997, there were approximately 1,207 holders of record of the Class A Common Stock, and five holders of record of the Class B Common Stock.

  Other than the dividend to stockholders of record on April 3, 1998 of one right to purchase under certain circumstances one one-hundredth of a share of Series A Junior Participating Preferred Stock, the Company has never declared or paid any dividends on the Class A Common Stock and has no current plans to pay cash dividends on the Class A Common Stock. The payment of any future cash dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

  The Company is a holding company and thus its ability to pay cash dividends on the Class A Common Stock depends on the Company's subsidiaries' ability to pay cash dividends to the Company.

                                CAPITALIZATION


  The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                  DECEMBER 31,
                                                                      1997
                                                                  -------------
                                                                  (IN MILLIONS)
CASH AND CASH EQUIVALENTS........................................    $ 43.0
                                                                     ======
SHORT-TERM DEBT..................................................    $ 18.0
                                                                     ======
LONG-TERM DEBT
  Term loan......................................................    $ 37.0
  Other..........................................................      20.0
                                                                     ------
    Total long-term debt.........................................      57.0
STOCKHOLDERS' EQUITY(1):
  Preferred stock, $.01 par value, 1,600,000 shares authorized, no
   shares outstanding............................................       --
  Class A common stock, $.01 par value, 160,000,000 shares autho-
   rized,
   67,539,935 outstanding........................................       0.7
  Class B common stock, $.01 par value, 10,000,000 shares autho-
   rized,
   410,537 outstanding(2)........................................       --
  Additional paid-in capital.....................................     537.2
  Retained earnings..............................................     168.8
  Accumulated translation adjustment.............................     (23.8)
  Treasury stock, at cost........................................    (182.2)
                                                                     ------
    Total stockholders' equity...................................     500.7
                                                                     ------
    Total capitalization.........................................    $557.7
                                                                     ======

--------
(1) In April 1996, the Company's board of directors authorized the repurchase of up to $50 million of its Class A Common Stock. In May 1997, the Company's board of directors authorized the repurchase of an additional $150 million of its Class A Common Stock. The repurchase authority allows the Company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. As of December 31, 1997, the Company had repurchased 6,438,114 shares at prices ranging from $21.25 to $33.75 per share for an aggregate cost of approximately $182 million, including 3,000,000 shares of Class A Common Stock repurchased by the Company from certain of its stockholders, including one of the Selling Stockholders, at a price equal to $29.90 per share (the "1997 Share Repurchase"). In February 1998, the Company's board of directors authorized the repurchase of up to an additional $200 million of its Class A Common Stock. This repurchase authority, like the prior authorizations, allows the Company at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. The Company has agreed to repurchase from the Selling Stockholders 2,000,000 shares of Class A Common Stock less any shares of Class A Common Stock sold pursuant to the over-allotment options, at a price per share equal to the lowest of $44.25 (the closing price of the Class A Common Stock on the NYSE on March 6, 1998) and the net proceeds per share to the Selling Stockholders. The Company expects to use available borrowings under its existing credit facilities to finance the Share Repurchase. See "Certain Transactions and Relationships."
(2) As of February 12, 1998, all of the outstanding shares of Class B Common Stock had been converted into Class A Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                       (IN MILLIONS, EXCEPT SHARE DATA)

  The following table sets forth selected financial data of the Company on a consolidated basis. The statement of earnings data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the statement of financial position data as of December 31, 1993, 1994, 1995, 1996 and 1997 were derived from the audited Consolidated Financial Statements of the Company.

                                         YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------
                             1993        1994      1995(1)       1996       1997
                          ----------  ----------  ----------  ---------- ----------
STATEMENT OF EARNINGS
 DATA:
Revenues................  $  1,675.7  $  1,852.3  $  2,157.8  $  2,377.6 $  2,493.5
Cost of revenues........     1,107.4     1,298.8     1,487.9     1,630.2    1,623.5
                          ----------  ----------  ----------  ---------- ----------
Gross profit............       568.3       553.5       669.9       747.4      870.0
Research and
development.............       111.7       101.0       116.1       123.9      128.9
Selling, general and
 administrative.........       322.0       292.9       359.1       388.0      466.5
                          ----------  ----------  ----------  ---------- ----------
Operating income before
 option compensation
 related to IPO and
 amortization of
 intangibles............       134.6       159.6       194.7       235.5      274.6
Option compensation
 related to IPO.........         --          --         60.6         --         --
Amortization of
 intangibles(2).........        64.0        44.7        25.6         5.1        --
                          ----------  ----------  ----------  ---------- ----------
Operating income........        70.6       114.9       108.5       230.4      274.6
Interest expense........        63.9        50.6        35.1        20.9       10.8
Amortization of deferred
 financing costs and
 other expense..........        13.1        13.6        10.1         7.9        9.1
                          ----------  ----------  ----------  ---------- ----------
Earnings (loss) before
 income taxes and
 extraordinary item.....        (6.4)       50.7        63.3       201.6      254.7
Provision for income
 taxes..................         3.0         6.1        15.2        73.8       91.7
                          ----------  ----------  ----------  ---------- ----------
Earnings (loss) before
 extraordinary item.....        (9.4)       44.6        48.1       127.8      163.0
Extraordinary loss(3)...         --          --        (15.7)        --       (14.0)
                          ----------  ----------  ----------  ---------- ----------
Net earnings (loss).....  $     (9.4) $     44.6  $     32.4  $    127.8 $    149.0
                          ==========  ==========  ==========  ========== ==========
Diluted earnings (loss)
 per common share before
 extraordinary item(4)..  $    (0.35) $    (0.48) $     0.65  $     1.69 $     2.17
Diluted net earnings
 (loss) per common
 share(4)...............  $    (0.35) $    (0.48) $     0.44  $     1.69 $     1.98
Shares used in diluted
 earnings per share
 calculation............  58,880,761  58,853,416  74,200,279  75,665,734 75,168,776
                                            AS OF DECEMBER 31,
                          ---------------------------------------------------------
                             1993        1994        1995        1996       1997
                          ----------  ----------  ----------  ---------- ----------
STATEMENT OF FINANCIAL
POSITION DATA:
Working capital.........  $    293.6  $    237.5  $    227.7  $    343.8 $    228.6
Total assets............     1,215.0       960.9     1,142.9     1,221.5    1,208.2
Total long-term debt
(including current
portion)................       650.7       290.0       195.0       165.3       75.0
Redeemable senior
preferred stock(5)......        85.0         --          --          --         --
Stockholders'
equity(5)...............       173.7       295.5       390.2       540.3      500.7

--------
(1) The Company recognized a non-cash compensation charge of $60.6 ($38.5 net of tax benefit) in the fourth quarter of 1995 and will recognize additional amounts totalling $2.2 ($1.4 net of tax benefit) in the years 1996-2000, resulting from the vesting of certain of the Company's outstanding employee stock options at the time of the IPO.
(2) Acquisition-related intangibles were fully amortized at March 31, 1996.
(3) Represents extraordinary after-tax loss caused by early extinguishments of debt related to the refinancing of the Company's term loan in April 1995 and prepayment of the Company's senior subordinated notes in March 1997.
(4) Earnings per share amounts have been calculated and presented under the provisions of SFAS No. 128. Diluted earnings (loss) per common share are net of dividends of $11.5 and $11.8 paid on the Company's redeemable senior preferred stock in 1993 and 1994, respectively. Earnings attributable to common stock in 1994 are also net of a $61.3 preferred stock redemption premium related to the exchange of redeemable senior preferred stock for Class A Common Stock on December 30, 1994. No senior preferred stock is currently outstanding.
(5) Redeemable senior preferred stock with a liquidation preference of $85.0 was exchanged for 9,750,000 shares of Class A Common Stock on December 30, 1994. As of December 31, 1997, the Company had repurchased 6,438,114 shares of Class A Common Stock in the open market for an aggregate cost of approximately $182.2 million.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of the Class A Common Stock as of February 28, 1998 and as adjusted to reflect the sale of the Class A Common Stock offered by the Selling Stockholders hereby, and other than as noted below, includes information with respect to positions, offices or other material relationships of the Selling Stockholders with the Company or any predecessor or affiliate thereof, other than as a stockholder thereof, during the past three years. For information with respect to material relationships during the past three years between the Company and C&D Fund IV, see "Certain Transactions and Relationships". Unless otherwise indicated, each Selling Stockholder named has sole voting and dispositive power with respect to its shares.

  The information presented in the preceding discussion and in the following table assumes that the over-allotment options are exercised in full, but does not give effect to the Share Repurchase.

                                    SHARES
                                 BENEFICIALLY                    SHARES
                                     OWNED                 BENEFICIALLY OWNED
     NAME AND ADDRESS OF           PRIOR TO      NUMBER OF        AFTER
      BENEFICIAL OWNER           OFFERINGS(1)     SHARES     OFFERINGS(1)(3)
     -------------------       ----------------- --------- ---------------------
                                NUMBER   PERCENT  OFFERED   NUMBER      PERCENT
                               --------- ------- --------- ----------- ---------
The Clayton & Dubilier
 Private Equity
 Fund IV Limited
 Partnership.................  6,654,829   9.7   5,811,681     843,148       1.2
270 Greenwich Avenue
Greenwich, CT 06830
Mellon Bank, N.A., as trustee
 for First
 Plaza Group Trust(2)........  3,049,748   4.5   2,663,354   386,394          *
One Mellon Bank Center
Pittsburgh, PA 15258
---------------------------

 * Less than 1%
(1) The percentage of the issued and outstanding shares of Common Stock of the Company held by each individual or group has been calculated on the basis of 68,281,134 shares of Class A Common Stock issued and outstanding (excluding 6,438,114 shares held in treasury) on February 28, 1998.
(2) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("FPGT"), a trust under and for the benefit of certain employee benefit plans for General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as FPGT's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.
(3) Pursuant to the Share Repurchase, the Company will repurchase from the Selling Stockholders, an aggregate of 2,000,000 shares of Class A Common Stock less any shares of Class A Common Stock sold pursuant to the over-allotment options, at a price per share equal to the lowest of $44.25 (the closing price of the Class A Common Stock on the NYSE on March 6, 1998) and the net proceeds to the Selling Stockholders. The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. C&D Fund IV has the right to assign its rights and obligations pursuant to the Stock Disposition Agreement (as defined herein) to any other Selling Stockholder. See "Certain Transactions and Relationships." Upon completion of the Offerings and the Share Repurchase, it is currently expected that C&D Fund IV and Mellon Bank, N.A., as trustee for First Plaza Group Trust ("Mellon"), will no longer own any shares of Class A Common Stock.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

CD&R AND C&D FUND IV

  C&D Fund IV, which is the Company's largest stockholder, is a private investment fund managed by CD&R. Amounts contributed to C&D Fund IV by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of C&D Fund IV is Clayton & Dubilier Associates IV Limited Partnership ("Associates IV"). B. Charles Ames, Donald J. Gogel, Andrall E. Pearson and Joseph L. Rice, III, each of whom is a principal of CD&R and a general partner of Associates IV, have served as directors of the Company since the Acquisition. Messrs. Pearson and Rice resigned from the Board of Directors in February 1997. LIG was formed by CD&R to effect the Acquisition. C&D Fund IV currently owns 6,654,829 shares of Class A Common Stock of which 5,283,346 shares are being offered hereby. See "Selling Stockholders".

  The Company paid CD&R a fee of $500,000 during each of 1995, 1996, and 1997, respectively, for advisory, management consulting and monitoring services. The Company will pay CD&R a fee of $125,000 for services rendered for the first three months of 1998, after which time the Company will cease paying such fee. None of the principals of CD&R who serve as directors of the Company receive directors' fees. Two principals of CD&R, Messrs. Ames and Gogel, continue to serve as Class II directors.

  The Company paid fees to the law firm of Debevoise & Plimpton during 1996 and 1997 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who was until February 1997 a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

  The Company has entered into an indemnification agreement with CD&R and C&D Fund IV pursuant to which the Company has agreed, subject to certain exceptions, to indemnify the members of its boards of directors, as well as CD&R, C&D Fund IV and certain of their associates and affiliates (the "Indemnitees"), to the fullest extent allowable under applicable Delaware law, and to indemnify the Indemnitees against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company, including the Offerings, liabilities to third parties arising out of any action or failure to act by the Company, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

1997 SHARE REPURCHASE

  On October 21, 1997, the Company entered into an agreement with C&D Fund IV (the "1997 Stock Disposition Agreement") pursuant to which the Company agreed concurrently with the consummation in November 1997 of a secondary offering (the "1997 Secondary Offering"), to repurchase from C&D Fund IV 3,000,000 shares of Class A Common Stock at a price per share equal to the lesser of $34.8125 and the initial public offering price of the 1997 Secondary Offering net of the underwriting discount. Although C&D Fund IV had the right to assign its rights and obligations pursuant to the 1997 Stock Disposition Agreement to other selling stockholders participating in the 1997 Secondary Offering, the Company repurchased substantially all of such shares from C&D Fund IV on November 4, 1997 at a price equal to $29.90 per share, the initial offering price for the 1997 Secondary Offering net of the underwriting discount.

SHARE REPURCHASE FROM THE SELLING STOCKHOLDERS

  The Company has entered into an agreement, dated as of March 9, 1998 (the "Stock Disposition Agreement"), with C&D Fund IV pursuant to which the Company has agreed to repurchase from C&D

Fund IV 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options, at a price per share equal to the lowest of $44.25 (the closing price of the Class A Common Stock on the NYSE on March 6,
1998) and the net proceeds per share to the Selling Stockholders. The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. C&D Fund IV has the right to assign its rights and obligations pursuant to the Stock Disposition Agreement to any other Selling Stockholder and has assigned its rights and obligations to Mellon with respect to 628,517 shares less any shares sold by Mellon pursuant to the over-allotment options.

                             HOLDBACK ARRANGEMENTS

  The Selling Stockholders and the directors and executive officers (as defined in Section 16 of the Exchange Act) of the Company who own Class A Common Stock and certain other stockholders of the Company have each agreed not to enter into any agreement providing for, or to effect, any public sale, distribution or other disposition of any shares of Common Stock, including sales pursuant to Rule 144 or Rule 144A under the Securities Act, or grant any public option for any such sale, or otherwise cause the Company to register any securities of the Company pursuant to any registration rights previously granted to them, for a period of 60 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Offerings. After the expiration of such 60-day period, such stockholders will in general be entitled to dispose of their shares that are currently outstanding pursuant to Rule 144 under the Securities Act and those who are not "affiliates" of the Company may do so without regard to the volume limit and certain other requirements of Rule 144. Approximately 3,000,000 shares of Class A Common Stock will be available for sale pursuant to Rule 144 under the Securities Act upon expiration of such 60-day period.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who was until February 1997 a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1996 and 1997 and the consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus and in documents incorporated by reference herein contain forward-looking statements that are based on current expectations, estimates and projections and management's beliefs and assumptions. Words such as "believes", "expects", "intends", "plans", "estimates", or variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  Such risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, increased investment to support product introductions and enter new markets, currency fluctuations, market acceptance of new products and programs, product transitions by the Company and its competitors, management of inventory levels, production and supply difficulties, intellectual property infringement claims and expenses, the outcome of pending and future litigation or governmental proceedings, changes in a country's or region's political or economic conditions, and other risks described herein and in other filings by the Company with the Commission.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       OF CLASS
                                                                           A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
   Goldman, Sachs & Co. .............................................. 1,387,030
   Lehman Brothers Inc. ..............................................   616,457
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.................................................. 1,387,030
   Morgan Stanley & Co. Incorporated.................................. 1,387,030
   Smith Barney Inc................................................... 1,387,030
                                                                       ---------
     Total............................................................ 6,164,577
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $0.98 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of an aggregate of 1,540,000 shares of Class A Common Stock in an international offering outside the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The several International Underwriters are Goldman Sachs International, Lehman Brothers International (Europe), Merrill Lynch International, Morgan Grenfell & Co. Limited, Morgan Stanley & Co. International Limited and Smith Barney Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 616,458 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 6,164,577 shares of Class A Common Stock initially offered hereby. The Selling Stockholders have granted the International Underwriters a similar option exercisable for up to an aggregate of 154,000 additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 60 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for or effect any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the International Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), without the prior written consent of Goldman, Sachs & Co. In addition, the Selling Stockholders and certain other stockholders of the Company have entered into "holdback" agreements with the Underwriters. See "Holdback Arrangements".

  In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by
 Reference.................................................................   3
The Company................................................................   5
The Offerings..............................................................   7
Risk Factors...............................................................   8
Price Range of Class A Common Stock and Dividend Policy....................  12
Capitalization.............................................................  13
Selected Consolidated Financial Data.......................................  14
Selling Stockholders.......................................................  15
Certain Transactions and Relationships.....................................  16
Holdback Arrangements......................................................  17
Validity of the Shares.....................................................  17
Experts....................................................................  17
Forward Looking Statements.................................................  17
Underwriting............................................................... U-1

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                               7,704,577 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                ---------------

                                    LEXMARK

                                ---------------

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                          MORGAN STANLEY DEAN WITTER

                             SALOMON SMITH BARNEY

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,704,577 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                               ----------------

  Of the 7,704,577 shares of Class A Common Stock offered, 1,540,000 shares are being offered hereby in an international offering outside the United States and 6,164,577 shares are being offered in a concurrent offering in the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting". As of April 3, 1998 each share of Class A Common Stock, including the shares offered hereby, will have associated with it one right to purchase, under the Company's Rights Agreement, one one-hundreth of a share of the Company's Series A Junior Participating Preferred Stock at a stipulated price in certain circumstances relating to changes in ownership of the Company.

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares. In addition, the Company will repurchase from the Selling Stockholders 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options referred to below at a price per share described herein. See "Certain Transactions and Relationships".

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on March 18, 1998 was $45.00 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................     $45.00        $1.62           $43.38
Total(3)........................  $346,705,965  $12,481,415     $334,224,550

--------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $55,000 and $900,000 are payable by the Company and the Selling Stockholders, respectively, in connection with the offerings.
(3) The Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 154,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the U.S. Underwriters a similar option with respect to an additional 616,458 shares as part of the concurrent offering in the United States. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be $381,376,575, $13,729,557 and $367,647,018, respectively. See
    "Underwriting".

                               ----------------

  The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about March 24, 1998, against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL
      DEUTSCHE MORGAN GRENFELL
                   LEHMAN BROTHERS
                             MERRILL LYNCH INTERNATIONAL
                                       MORGAN STANLEY DEAN WITTER
                                                           SALOMON SMITH BARNEY

                               ----------------

                The date of this Prospectus is March 18, 1998.

  Any statement contained in a document or a portion thereof which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                               ----------------


  IN CONNECTION WITH THESE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

Fund IV 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options, at a price per share equal to the lowest of $44.25 (the closing price of the Class A Common Stock on the NYSE on March 6,
1998) and the net proceeds per share to the Selling Stockholders. The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. C&D Fund IV has the right to assign its rights and obligations pursuant to the Stock Disposition Agreement to any other Selling Stockholder and has assigned its rights and obligations to Mellon with respect to 628,517 shares less any shares sold by Mellon pursuant to the over-allotment options.

                             HOLDBACK ARRANGEMENTS

  The Selling Stockholders and the directors and executive officers (as defined in Section 16 of the Exchange Act) of the Company who own Class A Common Stock and certain other stockholders of the Company have each agreed not to enter into any agreement providing for, or to effect, any public sale, distribution or other disposition of any shares of Common Stock, including sales pursuant to Rule 144 or Rule 144A under the Securities Act, or grant any public option for any such sale, or otherwise cause the Company to register any securities of the Company pursuant to any registration rights previously granted to them, for a period of 60 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Offerings. After the expiration of such 60-day period, such stockholders will in general be entitled to dispose of their shares that are currently outstanding pursuant to Rule 144 under the Securities Act and those who are not "affiliates" of the Company may do so without regard to the volume limit and certain other requirements of Rule 144. Approximately 3,000,000 shares of Class A Common Stock will be available for sale pursuant to Rule 144 under the Securities Act upon expiration of such 60-day period.

                           CERTAIN UNITED STATES TAX
                       CONSEQUENCES TO NON-U.S. HOLDERS

  The following is a general discussion of certain United States Federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any State of the United States, (iii) an estate whose income is includable in gross income for United States Federal income tax purposes regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) at least one United States person has authority to control all substantial decisions of the trust (referred to hereafter as a "non-U.S. holder"). Recently enacted legislation authorizes the issuance of Treasury regulations that, under certain circumstances, could reclassify as a non-U.S. partnership a partnership that would otherwise be treated as a U.S. partnership, or could reclassify as a U.S. partnership a partnership that would otherwise be treated as a non-U.S. partnership. Such regulations would apply only to partnerships created or organized after the date that proposed regulations are filed with the Federal Register (or, if earlier, the date of issuance of a notice substantially describing the expected contents of the regulations).

  The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position. Prospective purchasers are urged to consult a tax adviser with respect to the United States Federal income and estate tax consequences of owning and disposing of Class A Common Stock, as well as any tax consequences under the laws of any other taxing jurisdiction.

INCOME TAX

  Dividends. Generally, dividends paid on Class A Common Stock to a non-U.S. holder will be subject to U.S. Federal income tax. Except in the case of dividends that are effectively connected with the holder's conduct of a trade or business within the United States, this tax is imposed and withheld at the rate of 30% of the amount of the dividend, unless reduced by an applicable income tax treaty. Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of such country in determining the applicability of a treaty for such purposes.

  However, under recently finalized United States Treasury regulations relating to withholding of tax on non-U.S. holders, which by their terms apply to dividend and other payments made after December 31, 1998 (the "Final Withholding Regulations"), a non-U.S. holder who is the beneficial owner (within the meaning of the Final Withholding Regulations) of dividends paid on Class A Common Stock and who wishes to claim the benefit of an applicable treaty is generally required to satisfy certain certification and documentation requirements. Certain special rules apply to claims for treaty benefits made by non-U.S. holders that are entities rather than individuals and to beneficial owners (within the meaning of the Final Withholding Regulations) of dividends paid to entities in which such beneficial owners are interest holders.

  Except as may be otherwise provided in an applicable income tax treaty, dividends paid on Class A Common Stock to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States are subject to Federal income tax on a net income basis, which tax is not collected by withholding (except as described below under "Backup Withholding and Information Reporting"). All or part of any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of Class A Common Stock who wishes to claim an exemption from withholding for effectively connected dividends is generally required to satisfy certain certification and documentation requirements.

  A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

  Disposition of Class A Common Stock. Generally, non-U.S. holders will not be subject to United States Federal income tax (including withholding tax) in respect of gain recognized on a disposition of Class A Common Stock unless (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (in which case the "branch profits" tax described above may also apply if the holder is a non-U.S. corporation);
(ii) in the case of a non-U.S. holder who is a non-resident alien individual and holds Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for Federal income tax purposes (which the Company does not believe it has been or is currently) and the non-U.S. holder has held directly or constructively more than 5% of the outstanding Class A Common Stock within the five-year period ending on the date of the disposition.

ESTATE TAX

  If an individual non-U.S. holder owns, or is treated as owning, Class A Common Stock at the time of his or her death, such stock would be subject to U.S. Federal estate tax imposed on the estates of non-resident aliens, in the absence of a contrary provision contained in any applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Dividends. Under current law, dividends paid on Class A Common Stock to a non-U.S. holder at an address outside the United States are generally exempt from backup withholding tax and U.S.

information reporting requirements (but not from 30% withholding tax discussed above). Under the Final Withholding Regulations, for dividends paid after December 31, 1998, a non-U.S. holder must generally provide proper documentation indicating non-U.S. status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to certain exempt recipients (not including individuals) will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain regulatory presumptions of the recipient's non-U.S. status (including payment to an address outside the United States).

  Broker Sales. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through (i) a non-U.S. office, of a U.S. broker, or (ii) a non-U.S. office of a non-U.S. broker that is (x) a controlled foreign corporation for Federal income tax purposes, (y) a person 50% or more of whose gross income from all sources for a certain specified period is effectively connected with a U.S. trade or business, or (z) (effective beginning January 1, 1999) a foreign partnership if, at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who, in the aggregate, hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business, are generally subject to information reporting (but not backup withholding) unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes its entitlement to an exemption. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

  A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who until February 1997 was a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1996 and 1997 and the consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus and in documents incorporated by reference herein contain forward-looking statements that are based on current expectations, estimates and projections and management's beliefs and assumptions. Words such as "believes", "expects", "intends", "plans", "estimates", or variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  Such risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, increased investment to support product introductions and enter new markets, currency fluctuations, market acceptance of new products and programs, product transitions by the Company and its competitors, management of inventory levels, production and supply difficulties, intellectual property infringement claims and expenses, the outcome of pending and future litigation or governmental proceedings, changes in a country's or region's political or economic conditions, and other risks described herein and in other filings by the Company with the Commission.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        CLASS A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
    Goldman Sachs International.......................................   280,000
    Lehman Brothers International (Europe)............................   140,000
    Merrill Lynch International.......................................   280,000
    Morgan Grenfell & Co. Limited.....................................   280,000
    Morgan Stanley & Co. International Limited........................   280,000
    Smith Barney Inc. ................................................   280,000
                                                                       ---------
      Total........................................................... 1,540,000
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $0.98 per share. The International Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the International Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the United States Offering (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") providing for the concurrent offer and sale of an aggregate of 6,164,577 shares of Class A Common Stock in an offering in the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the United States Offering, and vice versa. The several U.S. Underwriters are Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Smith Barney Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 154,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,540,000 shares of Class A Common Stock initially offered hereby. The Selling Stockholders have granted the U.S. Underwriters a similar option exercisable for up to an aggregate of 616,458 additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 60 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for or effect any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the U.S. Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), without the prior written consent of Goldman Sachs & Co. In addition, the Selling Stockholders and certain other stockholders of the Company have entered into "holdback" agreements with the Underwriters. See "Holdback Arrangements".

  Each International Underwriter has also agreed that (a) it has not offered or sold and, prior to the expiry of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 of Great Britain, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom such document may otherwise lawfully be issued or passed on.

  Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.

  In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. In the United Kingdom, any such transactions will be effected by Goldman Sachs International.

  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by
 Reference.................................................................   3
The Company................................................................   5
The Offerings..............................................................   7
Risk Factors...............................................................   8
Price Range of Class A Common Stock
 and Dividend Policy.......................................................  12
Capitalization.............................................................  13
Selected Consolidated Financial Data.......................................  14
Selling Stockholders.......................................................  15
Certain Transactions and Relationships.....................................  16
Holdback Arrangements......................................................  17
Certain United States Tax Consequences to Non-U.S. Holders.................  17
Validity of the Shares.....................................................  19
Experts....................................................................  19
Forward Looking Statements.................................................  19
Underwriting............................................................... U-1


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                               7,704,577 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                ---------------

                                    LEXMARK

                                ---------------

                          GOLDMAN SACHS INTERNATIONAL

                           DEUTSCHE MORGAN GRENFELL

                                LEHMAN BROTHERS

                          MERRILL LYNCH INTERNATIONAL

                          MORGAN STANLEY DEAN WITTER

                             SALOMON SMITH BARNEY


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